Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder of

Momentive Performance Materials Inc.:

We consent to the use of our report dated March 8, 2010 except as to note 16, which is as of July 26, 2011, with respect to the consolidated statements of operations, comprehensive income (loss), equity (deficit), and cash flows of Momentive Performance Materials Inc. and subsidiaries for the year ended December 31, 2009, and the related financial statement schedule, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Albany, New York

November 27, 2012